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                                                                    Exhibit 99.1

WESTCOAST HOSPITALITY CORPORATION ANNOUNCES UNDERWRITERS' EXERCISE OF OVERALLOTMENT OPTION IN TRUST PREFERRED OFFERING

MARCH 16, 2004
SPOKANE, WASH. - WestCoast Hospitality Corporation (NYSE: WEH) (the "Company") today announced that the underwriters for the public offering of trust preferred securities by WestCoast Hospitality Capital Trust, a Delaware statutory trust sponsored by the Company, have exercised in full their overallotment option and purchased an additional $6 million of the trust preferred securities. The securities are listed on the New York Stock Exchange under the symbol WEHPrA. Friedman, Billings, Ramsey & Co., Inc. acted as the sole book-running manager for the offering, and Wells Fargo Securities, LLC served as co-manager.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. No sale of, offer to sell or solicitation of an offer to buy the trust preferred securities shall be made in any state or jurisdiction in which such a sale, offer or solicitation would be unlawful.

WestCoast Hospitality Corporation is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of mid-scale, full service hotels under its WestCoast(R) and Red Lion(R) brands. In addition, through its entertainment division, which includes its TicketsWest.com, Inc. subsidiary, it engages in event ticket distribution and promotes and presents a variety of entertainment productions. G&B Real Estate Services, its real estate division, engages in traditional real estate-related services, including developing, managing and acting as a broker for sales and leases of commercial and multi-unit residential properties.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in

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energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and managing and leasing properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10-K for the 2002 fiscal year and in other documents filed by the Company with the Securities and Exchange Commission.

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Source: WestCoast Hospitality Corporation (Financial)